EXHIBIT 99.1

NEWS
93 West Main Street, Clinton, CT 06413

“Connecticut Water Reaches Agreement to
Reduce Rates and Delay Next Rate Filing Until 2015”

Company to return benefit of recent IRS tax law change to customers

Clinton, Connecticut, July 1, 2013 – Connecticut Water today announced that it has reached an agreement with the Office of Consumer Counsel (Consumer Counsel) and the Attorney General of the State of Connecticut (Attorney General) to voluntarily return the benefit of an IRS tax law change to customers through a rate reduction over a 2 year period starting April 1, 2014 and to delay the filing of its next general rate case. The Settlement Agreement, in which the Connecticut Water, the Consumer Counsel and the Attorney General determine there is a “clear benefit to customers”, was submitted on July 1, 2013 to the Public Utilities Regulatory Authority (PURA) for approval.
This agreement is important for two reasons.  First, it provides a rate reduction for customers and means the Company won’t seek a general rate increase until 2015.  Second it provides greater financial stability for the Company which allows for continued investment in the infrastructure and the vital water resources that serve customers and communities.
Rate Reduction
The company requested consideration of a strategy to provide for the rate reduction to reflect the adoption of a recent change in the Federal IRS Code that allows utilities to take an immediate deduction of qualified capital spending that otherwise would have been deducted in small increments over many years. The Repair Tax Deduction Credit (RTDC) has provided Connecticut Water, which has made significant capital expenditures in recent years for its infrastructure replacement program, the opportunity to file for a refund of federal tax payments going back to the year 2010. The Company estimates the tax refund as a result of the RTDC that it will share with its customers over a 2 year period will be approximately $10 million.

Eric W. Thornburg, Connecticut Water’s president and CEO, explained the Company’s desire to take advantage of the RTDC to reduce customers’ rates: “Customers and communities have been hit hard by a challenging economy and economic uncertainty. We believe it is our responsibility as a regulated utility to continuously seek ways to reduce our operating costs to mitigate the impacts of rates on our customers and communities, while still delivering quality water and service. We believe that taking advantage of the RTDC and returning that benefit to customers in the form of a rate reduction is the right thing to do. We are pleased that the Consumer Counsel Katz and Attorney General Jepsen supported our proposal and joined with us in this agreement.” Mr. Thornburg noted that rates for municipal accounts will also be reduced, so this will result in savings for local budgets.

Delaying Rate Case and WICA Filings
In addition to the rate reduction, Connecticut Water has agreed to ‘a stay out period’ and delay its next general rate case filing to provide greater certainty for customers. As a result, there will be no rate increase from a general rate case before October 2015. The Company’s last general rate increase took effect in July 2010, so with the inclusion of the stay out provision, the Company will not have implemented a general rate increase for customers for over five years.
The Company has also agreed to postpone for 6 months the filing of its Water Infrastructure and Conservation Adjustment (WICA) application that was planned for January 2014, delaying the recovery for those WICA projects until October 2014. The Company will, however, continue to invest in WICA eligible pipe replacement at current levels to enhance water system reliability, public fire protection, and conservation of water, power and treatment chemicals.

Revenue Adjustment Mechanism (RAM)
In conjunction with the planned rate changes in April 2014, the Company will establish a Revenue Adjustment Mechanism (RAM) as authorized by a recently enacted CT law. The RAM removes the financial disincentive for water utilities to develop and implement effective water conservation programs and allows water utilities to recover the difference between the actual revenues in a calendar year and the revenues that PURA approved at the time of their last rate general rate proceeding. Implementing the RAM provides greater financial stability for the company, allowing it to continue to make investments and provide quality service to customers and communities during the ‘stay out’ period established by the settlement.
Timing of Rate Changes
Under the Settlement Agreement, the rate changes to apply the benefit of the RTDC credit and the implementation of the RAM will take effect on customers’ bills on April 1, 2014. Connecticut Water estimates that the amount credited to customers over 2 years from the estimated $10 million tax refund will exceed any increase associated with the RAM, so customers can expect to see a net reduction on their water bills starting on April 1, 2014 as a result of the Settlement Agreement.

PURA Approval
The Settlement Agreement was submitted on July 1, 2013 to PURA and a schedule for the proceeding will be developed by the Authority. The agreement between The Company, The Consumer Counsel and the Attorney General is available online at the Company’s Web site www.ctwater.com.

About Connecticut Water
Connecticut Water (or The Connecticut Water Company) is a regulated public water utility subsidiary of Connecticut Water Service, Inc. (NASDAQ:CTWS). Connecticut Water serves about 90,000 customers, or 300,000 people, in the state of Connecticut. Other CTWS subsidiaries include the Maine Water and Biddeford & Saco Water companies in Maine.
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News media contact:

Daniel J Meaney, APR,
Director of Corporate Communications
Connecticut Water Service, Inc.
93 West Main Street, Clinton, CT 06413-1600
(860) 664-6016

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions on our financial results, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission. We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.